Exhibit (3)

This document has been translated from the Japanese original for reference purposes only.  In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.  The company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

This share transfer involves the securities of a foreign company.  The share transfer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities code: 8372
June 11, 2009

To Our Shareholders

Norimasa Yoshida President and Director The Senshu Bank, Ltd 26-15 Miyamoto-cho, Kishiwada, Osaka

CONVOCATION NOTICE OF
THE 89th TERM ORDINARY GENERAL MEETING OF SHAREHOLDERS

THE SENSHU BANK, LTD. (“The Senshu Bank”) will be holding its 89th Term ordinary general meeting of shareholders to be held as set forth below.  You are respectfully invited to attend the meeting.

If you are unable to attend the meeting, you may exercise your voting rights in writing.  To do so, please indicate your intention to vote “for” or “against” each agenda item in the enclosed voting form after examining the reference documents for the ordinary general meeting of shareholders, and send the form to us by 5:00 p.m. on Thursday, June 25, 2009 (Japan time).

1.	Date and Time:	June 26, 2009 (Friday) at 10:00 a.m.

2.	Place:	Main Conference Room of The Senshu Bank

3.	Subject matter of the meeting:

Matters to be reported:

1.	Business report and financial statements for the 89th Term (from April 1, 2008 to March 31, 2009).

2.
Consolidated financial statements and the results of the audits conducted by the independent auditors and the Board of Auditors with respect to the consolidated financial statements for the 89th Term (from April 1, 2008 to March 31, 2009).

Matters to be resolved:

Agenda Item No. 1:	Disposition of retained earnings for the 89th Term

Agenda Item No. 2:	Establishment of the parent company through share transfer

(Note: Please refer to the Securities Registration Statement filed by Senshu Ikeda Holdings, Inc., dated as of June 10, 2009, for details.)

Agenda Item No. 3:	Partial amendments to the Articles of Incorporation (Book-entry transfer of stock)

Agenda Item No. 4:	Election of ten directors

Agenda Item No. 5:	Election of two auditors

Agenda Item No. 6:	Election of one substitute auditor

Agenda Item No. 7:	Payment of retirement bonuses to retiring auditors

*When you arrive at the meeting, please submit the voting form to the reception desk at the venue.

*Please note that if we need to modify any matters to be included in the business report, financial statements, consolidated financial statements, or reference documents for the ordinary general meeting of shareholders, we will post the modification on our website (http://www.senshubank.co.jp).

 (Attachment)

Business Report for the 89th Term
(April 1, 2008 through March 31, 2009)

1.      Current Status of The Senshu Bank

(1)         Results of Operations

Economic Environment

In general, the bleak economic climate continued to stall the Japanese economy over the current fiscal year.  Economic activity steadily slowed in the first half of the fiscal year, as increases in raw material prices and the global financial crisis stemming from the subprime mortgage debacle in the U.S. constrained corporate income.  Then, in the second half of the fiscal year, the global turmoil in financial markets pushed the economy sharply down.  The failures of large financial institutions in the U.S. had serious impacts on the real economy, leading to rapid deteriorations in employment conditions and consumer sentiment.

Economic conditions also worsened in the Japanese economy, with rapid declines in exports, as well as employment conditions, and individual consumption.

Financial Environment

Financial institutions now face a great turning point in the environment in which they operate.  In addition to more severe competition across regional borders, they must cope with new challenges amidst the declines in the economy.

Results of The Senshu Bank’s operations

Within this environment, we have striven to improve our performance results and the quality of our assets with the support of our shareholders, customers, and other stakeholders in the region.  The results of our operations are reported below.

Profit and Loss

The current net income was 100 million Japanese yen, a decrease of 2 billion Japanese yen compared to the previous year.  This steep year-on-year decline was mainly the result of increased write-offs of bad loans and the impairment of securities due to the rapid economic decline.

Operating gross profit, which is the core basis for the revenue generation of banks, excluding non-operating factors such as return on investments in securities, was 31.8 billion Japanese yen, for a year-on-year decrease of 1 billion Japanese yen.  The decline was mainly attributable to a decrease in fee income for investment instruments.

Deposits

Deposits acquired held steady, with a stable volume of deposits coming in through banking services that require no customer visits to branches, such as “Direct Branch Services” and “Term Deposits for Customers Receiving Pension Benefits.”  In total, deposits increased by 73.7 billion Japanese yen to 1,844.9 billion Japanese yen.

Loans

In loans, we focused on efforts to extend loans for residential mortgages and small-and-medium-sized companies.  As a result, the outstanding balances at the year end totaled 1,729.9 billion Japanese yen, up by 110.5 billion Japanese yen from the beginning of the current fiscal year.  Residential mortgage loans increased by 10.6% during the fiscal year.

Securities

In securities, we sold off high-risk securities to improve the safety and stability of our investment portfolio.  As a result, the value of securities decreased by 20.2 billion Japanese yen over the course of the year, to 410.3 billion Japanese yen at the year end.

Investment Trust and Personal Pension Insurances

For investment trusts and personal pension insurances, we expanded our line-up of products and services and actively strove to sell them with reinforced sales forces.  But with falling stock prices amidst the global financial turmoil, the outstanding balances of assets deposited in investment trusts declined to 104.6 billion Japanese yen at the year end, for a decrease of 47.2 billion Japanese yen from the beginning of the fiscal year.  Sales of personal pension insurance products stood at 11.2 billion Japanese yen during the fiscal year.

Business Locations

No new business locations were opened or consolidated during the current fiscal year.  The Senshu Bank operated 64 business locations as of the end of the year, with 74 Automated Teller Machines (ATM) installed outside their premises.

Capital Adequacy

The capital adequacy ratio was 10.32%, a decrease of 0.98 points compared to the previous year, due to an increase in risk assets mainly attributable to increases in loans.

High-Risk Receivables

We actively sought to curtail the outstanding balances of high-risk receivables by taking steps to avoid the incurrence of new high-risk receivables and to provide management-improvement supports for customers.  Overall, however, the global turmoil in financial markets had strong adverse impacts on the real economy.  As a result, the outstanding balances of high-risk receivables increased by 1.9 billion Japanese yen over the fiscal year, reaching 32.3 billion Japanese yen by the year-end.  High-risk receivables accounted for 1.87% of total receivables, remaining at the same level recorded in the previous fiscal year.

Other Major Initiatives

We became the first regional bank to commence investment trust management simulation services via cellular phones.  At about the same time, we began providing services which allow customers to apply for and subscribe to oversea travel insurance 24 hours a day, 7 days a week, 365 days a year.

Moving in advance of the business integration with The Bank of Ikeda, Ltd. (“The Bank of Ikeda”) expected to take place in October 2009, The Senshu Bank and The Bank of Ikeda began making ATMs available to the customers of both banks and to mutually sponsor business opportunity meetings.

The Senshu Bank has been promoting various initiatives to revitalize the regional economy.  In one program, we are proactively providing advice for customers to help them resolve issues concerning business successions, expansion into overseas markets, and other issues.

Having implemented a subsidy grant system for start-up businesses, we have supported business plans with good prospects and supported their commercialization.

On the environmental front, we have developed and implemented services for environment-oriented term deposits with a focus on “greenification” projects to prevent global warming and to ensure a comfortable living environment for the next generations of children and animals.  A portion of our return on investments from these deposits is donated to an environmental protection association.  We have also volunteered in tree-planting programs in the region.

Challenges Faced by The Senshu Bank

The Senshu Bank developed the “2009 Management Plan” for the one-year period from April 2009 in full consideration of the goals achieved as well as not achieved for the previous mid-term management plan.  Regional leadership remains an important objective for The Senshu Bank under the Plan.  We are working towards this objective by steadily expanding the market and building foundations for future growth.

More specifically, we will reinforce our foundations for sustainable growth by expanding our customer bases for both corporate customers and individual customers.  At the same time, we will strive to acquire more deposits and increase loans outstanding, with our focus on the lending and personal loans to small-and-medium-sized enterprises in the region, which are our core businesses as a bank.

Moreover, we will be fully aware of our social responsibilities and the ways in which we contribute to the public interest as a bank, and work to achieve full compliance with laws and regulations such as the Privacy Protection Act and Financial Instruments and Exchange Act, and improve our internal control and management systems.

Through the steady implementation of these initiatives, we will strive to achieve stable and sustainable growth as a bank which merits the full trust of its customers.

In the coming years, we aim to become a leader as the most well-reputed and best regional independent financial group in the Kansai region through the anticipated business management integration with The Bank of Ikeda.  Over the past year, the two banks have been undertaking necessary discussions and negotiations to realize this goal.  In light of its obligations to contribute to the region as a public interest bank (an obligation inherent to any regional financial institution), the new financial group will promote the stability of regional finance and the sound development of the regional economy by expanding and developing its business, it will ensure the independence of its management and provide enhanced convenience to customers in the region, improving the quality of our service-offering and internal control and management systems by leveraging its financial relationship with The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Upon our establishment as a holding company through a joint share transfer of to become effective in October 2009, we will be ranked as the second largest regional bank in the Kinki area.  We will fully leverage the favorable characteristics of both banks to improve the convenience and services we offer to customers in the region.

We highly appreciate your ongoing support and advice.

(2)  Assets, Profit and Loss
(in 100 million Japanese yen)
	FY 2005	FY 2006	FY 2007	FY 2008
Deposits	16,227	17,014	17,712	18,449
Time deposits	9,621	10,160	10,908	11,599
Other deposits	6,606	6,853	6,804	6,850
Corporate bonds	100	200	200	200
Loans	14,447	15,478	16,194	17,299
Personal loans	9,954	10,921	11,606	12,624
Small business loans	3,350	3,410	3,374	3,257
Other loans	1,142	1,146	1,213	1,417
Trading account securities	3	1	-	0
Securities	4,326	4,359	4,306	4,103
Government bonds	1,978	1,933	2,108	2,417
Others	2,348	2,426	2,197	1,685
Total assets	20,119	20,824	21,306	22,268
Domestic exchange volume	77,813	72,148	77,885	68,432
Foreign exchange volume (in million U.S. Dollars)	779	780	817	851
Ordinary income (in million Japanese yen)	9,808	9,379	2,512	32
Net income (in million Japanese yen)	10,573	10,708	2,245	169
Net income per share (in Japanese yen)	23.20	23.29	4.75	0.22

1.	The stated amount is rounded down to the nearest full unit.

2.
The current net income per share was determined by dividing the current net income less the aggregate current dividend on preferred shares (projected) by the average number of issued common shares outstanding.

(3)  The Bank’s employees

	FY 2008	FY 2007
Number of the employees	1,417	1,266
Average age	33 years 5 months	34 years 6 months
Average length of service	11 years 10 months	13 years
Average salary per month ( in thousand Japanese yen)	379	389
(Notes)
1.  Average ages, average service years and average salaries are rounded down to the nearest full unit, respectively.

2.  The number of employees does not include the number of temporary and contract employees.

3.  The average monthly wage represents the monthly average in March, excluding bonuses.

(4)  Offices
a. Number of offices
FY 2008	FY 2007
Branch (Regional office)	Branch (Regional office)

Osaka	62 (2)	62 (2)
Tokyo	1 ( -)	1 ( -)
Wakayama	1 ( -)	1 ( -)
Total	64 (2)	64 (2)
Note:	In addition to the above, ATMs have been installed in 74 locations outside of the offices as of March 31, 2009 (77 locations as of March 31, 2008).

b. Newly established sales offices

N/A

(5) Capital expenditures
a. Total Capital expenditures

(in million Japanese yen)
Total capital expenditures	821

b. New installation of material facilities, etc.

N/A

(6) Status of Material Subsidiaries

Please refer to the Securities Registration Statement filed by Senshu Ikeda Holdings, Inc., dated as of June 10, 2009.

(7) Other material matters related to the status of the Senshu Bank

Please refer to the Securities Registration Statement filed by Senshu Ikeda Holdings, Inc., dated as of June 10, 2009.

2. Matters concerning Directors
(1)  Directors
(as of March 31, 2009)
Name	Title	Assignment, representative position held in other companies
Norimasa Yoshida	President and Director
Takashi Toyonaga	Deputy President and Director
Kiyotsugu Ito	Senior Managing Director and Senior Managing Executive Officer
Ken Shimizu	Senior Managing Director and Senior Managing Executive Officer
Akihide Takigawa	Managing Director and Managing Executive Officer
Kozo Matsuda	Managing Director and Managing Executive Officer
Naoya Fukuchi	Director and Executive Officer
Hiroaki Kobayashi	Director and Executive Officer

Motoyasu Tsuji	Standing Auditor
Yoshifumi Taniguchi	Standing Auditor
Toshiaki Sasaki	Auditor	President of Senshu Gakuen
Kazuo Okamoto	Auditor
Note:  Messrs. Toshiaki Sasaki and Kazuo Okamoto are both outside auditors.

(Reference) Executive officers	(as of March 31, 2009)
Name	Title	Assignment
Hiroshi Ikari	Managing Executive Officer	General Manager of Central Block and General Manager of the Sales Department of the Central Branch and General Manager of Haruki Branch and General Manager of Higashi-Kishiwada Branch
Yutaka Sakato	Managing Executive Officer	General Manager of the Corporate Planning Department
Tatsuo Akimichi	Executive Director	General Manager of the Business Management
Masakazu Yasuda	Executive Director	General Manager of the Corporate Department
Taketoshi Yokota	Executive Director	General Manager of the Sales Management Department
Takashi Nishi	Executive Director	General Manager of the International Business Department
Yoshiyuki Goto	Executive Director	General Manager of the Market Financing Department
Jiro Tsuji	Executive Director	General Manager of Osaka Branch and Chief of Area Mortgage Loan Center of Mortgage Loan Development Department (Osaka)

(2) Remuneration and other amount paid to directors and auditors
		(in million Japanese yen)
Classification	Number of People	Amount of Remuneration
Directors	8	183 (34)
Auditors	4	48 (3)
Total	12	231 (38)
Notes
1.	The stated amounts are rounded down to the fullest unit.
2.	The amount in parentheses is the amount other than remuneration.
3.	When a director is also an employee, the directors salary in his or her capacity as an employee is 18 million Japanese yen.
4.	The limit of monthly remuneration resolved at the general meeting of shareholders is 25 million Japanese yen for directors and 4 million Japanese yen for auditors.

3. Matters concerning Outside Directors

(1) Concurrent posts held by outside directors in other companies
Name	Concurrent posts held and other remarks
Toshiaki Sasaki	President of Senshu Gakuen
Kazuo Okamoto

(2) Principal activities of outside directors
Name	Period of service	Attendance of the meetings of the Board of Directors	Remarks made in the meetings of the Board of Directors, and other activities
Toshiaki Sasaki	18 years 9 months	Attended 25 out of 25 meetings held during the year	(Note)
Kazuo Okamoto	3 years 9 months	Attended 23 out of 25 meetings held during the year	(Note)
Note:
Messrs. Toshiaki Sasaki and Kazuo Okamoto, both of whom are auditors, attended 25 meetings and 23 meetings, respectively, of the 25 meetings (826th to 850th) of the Board of Directors held during the fiscal year ended March 31, 2009, and gave their opinions and advice at the meetings.  They also attended and participated in the discussions of all of the 28 meetings (156th to 185th) of the Board of Auditors held during the fiscal year ended March 31, 2009.

(3) Remuneration and other amount paid to outside directors
	Number of people	Remuneration paid by The Senshu Bank	Remuneration paid by the parent of The Senshu Bank
Total remuneration	2	12 (0)	-
Note:  The amount in parentheses is the amount other than remuneration.

4. Matters concerning the shares of The Senshu Bank

(1) Number of shares

Total number of issuable shares:	Common shares	790,000,000

	Preferred shares	24,720,000

Total number of issued shares:	Common shares	460,574,000

	Preferred shares	7,530,000

(2) Number of shareholders as of March 31, 2009

Common shares	6,786

Preferred shares	16

(3) Principal Shareholders
a. Common shares
Name	Equity participation
	Number of shares owned (in thousands)	Percentage of shares outstanding (%)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	309,817	67.31
NIPPONKOA Insurance Co., Ltd.	9,284	2.01
The Senshu Bank Employee Accumulation Stock Plan	5,912	1.28
Mizuho Corporate Bank, Ltd.	4,827	1.04
Nankai Electric Railway Co., Ltd.	4,351	0.94
Japan Trustee Services Bank, Ltd. (Account No.4)	4,087	0.88
Tokio Marine & Nichido Fire Insurance Co., Ltd.	4,086	0.88

Name	Equity participation
	Number of shares owned (in thousands)	Percentage of shares outstanding (%)
Sanshin Co., Ltd	3,993	0.86
Nippon Life Insurance Company	3,891	0.84
Japan Asia Investment Co., Ltd	3,045	0.66

b. Preferred shares
Name	Equity participation
	Number of shares owned (in thousands)	Percentage of shares outstanding (%)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	5,000	79.61
AXA Life Insurance Co., Ltd	500	7.96
Mitsubishi UFJ Trust and Banking Corporation	500	7.96
Takamatsu Construction Group Co., Ltd.	50	0.79
NSD Co., Ltd	50	0.79
American Family Life Assurance Company of Columbus	50	0.79

5. Matters concerning Accounting Auditors

(1) Accounting Auditors
Name	Remuneration paid during this year (in million Japanese yen)	Other
Deloitte Touche Tohmatsu Shitei Shain: Wakyu Shinmen Shitei Shain: Masanori Matsuzaki Shitei Shain: Seiji Kawazu	287	(Note 1)
Notes
1.
As a non-audit engagement, the audit firm provided a preliminary examination related to the evaluation of internal control subject to the Financial Instruments and Exchange Act and financial and tax due diligence with respect to the business integration.

2.	The total of the fees and other benefits from the property to be paid by The Senshu Bank and its subsidiaries is 292 million Japanese yen.

(2) Other matters concerning Accounting Auditors

-	Policy for determining dismissal and non-reengagement

The Senshu Bank has a policy of dismissing an Accounting Auditor when the Board of Auditors determines that the Accounting Auditor meets any one of items of Article 340, Paragraph 1 of the Company Law of Japan.

6. System to Ensure that the Directors Comply with Relevant Laws, Regulations, and the Articles of Incorporation in Performing their Duties, and other Systems to Ensure Proper Business Operations

The Board of Directors of The Senshu Bank has resolved to implement the matters concerning a “system to ensure that the directors comply with laws and regulations in performing their duties, and other systems to ensure the fairness and appropriateness of other business operations,” as follows:

(1)	System to ensure that the directors and employees comply with the laws and regulations in performing their duties

The Senshu Bank has prescribed a set of fundamental requirements for compliance.  Under these requirements, employees, executives, and directors act in compliance with laws and regulations, the Articles of Incorporation, and the general standards of good social discipline.  The Compliance Committee for these purposes shall deliberate and determine overall policies and practical measures.  To ensure thorough compliance, a director is assigned to be responsible for compliance, and a Compliance Office in the Management Administration Division monitors and supervises the state of compliance horizontally across The Senshu Bank.  The Compliance Office shall assign staffs responsible for compliance, develop compliance program and manuals, and educate employees, executives, and directors by providing necessary training.  The Audit Department, which manages internal audits, shall audit the state of compliance, and periodically report the status of these activities to the Board of Directors and the Board of Auditors.  The Senshu Bank shall launch and operate a hot-line through which an employee may directly provide information on any suspicious activities which may give rise to doubt with respect to compliance with the laws and regulations.  We are strictly committed to acting against any anti-social forces which may threaten the order or safety of citizens.  To eliminate interference in transactions, we will include provisions that exclude organized crime entities in various agreements, including our banking facility agreements.  Fully aware that funds traded via banks may be used for various types of criminal or terrorist activity, we will strive to prevent money-laundering activities.

(2)	System to protect customers and promote convenience for customers

To achieve “thoroughly client-centered” operations by promoting customer protection and convenience, we shall implement a customer protection management system.  For this purpose, The Senshu Bank shall develop a fundamental policy for customer protection and enhanced convenience for customers.  The fundamental policy shall set basic requirements for control over briefings to customers on products, customer support management, customer information management, and outsourcing management.  The Senshu Bank shall implement various forms of management to protect customers by developing various rules and thoroughly disseminating them to all employees.  The Senshu Bank shall assign a director and manager and appoint a management division and department to take responsibility for the management of customer protection.

(3)	System to prepare and retain information related to the performance of duties by directors

The Senshu Bank shall establish requirements and procedures for submitting and reporting agenda of important meetings by requiring the performance of duties of the directors who serve on the Board of Directors or Managing Directors, and shall prepare and retain minutes of meetings to document the performance of duties of such directors.  The Senshu Bank shall require all members to properly prepare and retain documents and document appendices subject to the approval of directors.  Furthermore, all documents necessary for the performance of duties shall be made available at all times to directors, auditors, and the Audit Department.

(4)	Rules and systems for the management of risk of loss

In an effort to maintain sound management and generate stable revenue, The Senshu Bank shall develop basic requirements for risk management, and establish relevant risk management committees and monitor risks by classifying risks into the following categories: credit risks, market risks, fund liquidity risks, and operational risks, and identify the accountable and responsible departments for the respective categories.  The Senshu Bank will determine a set of risk management policies semi-annually as an action plan for risk management harmonized with strategic goals, and continuously revise the policies to ensure that The Senshu Bank may effectively address newly emerging risks.  The Audit Department, which supervises the internal audit, shall audit the state of risk management.  These activities shall be periodically reported to the Board of Directors and the Board of Auditors.  In addition, The Senshu Bank shall develop a “Risk Management Manual” and “Business Continuity Program” in an effort to minimize any economic losses or impairment of The Senshu Bank’s reputation arising from the occurrence of risk events.  The Senshu Bank shall provide necessary simulation training to enhance the effectiveness of the said manual and program.

(5)	System to ensure the efficiency of the performance of duties by directors

The Board of Directors shall develop management goals and plans, and shall establish the Board of Managing Directors to ensure the efficiency of the performance of duties by directors.  The Board of Managing Directors shall discuss and decide material issues concerning the performance of duties by directors in accordance with the basic policies determined by the Board of Directors.  The Board of Managing Directors shall also consider the agenda at the Board of Directors prior to the meeting, and contribute to the decision-making by the Board of Directors.  The Senshu Bank shall appoint director who will take responsibility for the respective divisions and departments, and clarify their authorities and responsibilities in the regulations on the business duties and authorities.  By doing so, we intend to establish a system that allows us to achieve the goals of The Senshu Bank efficiently.  The full utilization of information technologies will allow directors to understand business metrics as well as the progress of program implementations on a timely basis.

(6)	System to ensure the fairness and appropriateness of operations at the company group comprised by The Senshu Bank, its parent company and subsidiaries

The Senshu Bank is committed to carrying out sound and appropriate business operations as a member of the Mitsubishi UFJ Financial Group, in accordance with the prescribed guidelines for action in the “Group Management Philosophy,” “Code of Ethics,” “Code of Conduct,” and the “Compliance Manual” on both a group-wide and company-specific basis.  To supplement these activities, The Senshu Bank shall report to and discuss significant managerial matters with its parent company in accordance with the guidelines for the management of and instructions to subsidiaries set forth by the group, and The Senshu Bank shall receive necessary reports from and engage in necessary discussions with its subsidiaries.  In the event that The Senshu Bank receives unlawful or improper requests from the parent company which may impede the sound, fair, and appropriate operation of business, the Board of the Directors of The Senshu Bank will resolve to reject such requests.

(7)	Matters concerning employees whom the Board of Auditors requests to retain for assistance, and the independence of such employee from directors

The Senshu Bank shall assign personnel as a secretariat for the Board of Auditors to assist the auditors in carrying out their duties.  These assistance personnel will receive instructions and guidance from the Board of Auditors.  The secretariat will respect the opinions of the Board of Auditors in matters concerning personnel reshuffles and personnel evaluations, and remain independent from the directors.

(8)	System requiring directors and employees to report to auditors, and other reports to be made to auditors

In addition to matters required statutorily, directors and employees shall immediately report to auditors on any matters likely to have a material impact on The Senshu Bank and The Senshu Bank group, the state of internal audits, or matters related to compliance.  To supplement the fulfillment of these obligations, The Senshu Bank shall operate a system by which auditors may attend important meetings, including meetings of the Board of Directors, Board of Managing Directors, Compliance Committee, Risk Management Committee, etc.

(9)	Other systems to ensure effective audits by the auditors

Auditors shall periodically exchange their views and opinions with the Representative Director and President, internal audit department, and independent audit firms.  In addition, auditors shall attend important meetings, including meetings of the Board of Directors, Board of Managing Directors, Compliance Committee, and Risk Management Committee, and strive to comprehend issues with respect to business affairs by inspecting respective divisions, and at the same time, departments of the headquarters, offices, and related and affiliated entities including subsidiaries.

Consolidated Balance Sheet (as of March 31, 2009)

(in million Japanese yen)
Item	Amount	Item	Amount
(ASSETS)		(LIABILITIES)
Cash and due from banks	27,964	Deposits	1,844,159
Call loans and bills bought	83	Negotiable certificate of deposits	20,500
Trading securities	5	Call money and bills sold	95,000
Securities	402,844	Payables under securities lending Transactions	72,758
Loans and bills discounted	1,725,317	Borrowed money	43,950
Foreign exchange assets	2,634	Foreign exchange liabilities	163
Other assets	22,186	Bonds	20,300
Tangible fixed assets	14,878	Other liabilities	27,472
Buildings	5,631	Provision for bonuses	868
Land	6,626	Provision for retirement benefits	5,162
Leased asset	21	Provision for directors’ bonuses	272
Other tangible fixed assets	2,599	Provision for reimbursement of deposits	254
Intangible fixed assets	1,487	Provision for other contingent loss	34
Software	1,382	Acceptances and guarantees	16,223
Goodwill	2
Other intangible fixed asset	102	Total liabilities	2,147,119
Deferred tax assets	27,507	Equity
Customers’ liabilities for acceptances and guarantees	16,223	Capital stock	44,575
Allowance for possible loan losses	(19,831)	Capital surplus	3,989
Allowance for possible losses on investment securities	(127)	Retained earnings	36,301
		Treasury share	(130)
		Shareholders’ equity	84,735
		Valuation difference on available-for-sale securities	(10,820)
		Valuation and translation adjustments	(10,820)
		Minority interest	139
		Total equity	74,054
Total assets	2,221,173	Total liabilities and equity	2,221,173

Consolidated Statements of Income (From April 1, 2008 to March 31, 2009)
(in million Japanese yen)
Item	Amount
Ordinary income		59,052
Interest income	43,103
Interest on loans and discounts	37,834
Interest and dividends on securities	5,131
Interest on call loans and bills bought	45
Interest on deposits with banks	3
Other interest income	88
Fees and commissions	7,041
Other operating income	6,345
Other ordinary income	2,561
Ordinary expenses		59,346
Interest expenses	9,494
Interest on deposits	7,912
Interest on negotiable certificate of deposits	96
Interest on call money and bills sold	265
Interest on payables under securities Lending transactions	346
Interest on borrowings and rediscounts	524
Interest on bonds	344
Other interest expenses	5
Fees and commissions paid	2,439
Other ordinary expenses	5,541
General and administrative expenses	27,140
Other expenses	14,729
Provision for possible loan losses	4,576
Other	10,152
Total expenses		293
Extraordinary income		1,111
Gain on disposal of noncurrent assets	2
Recoveries of written-off claims	993
Reversal of provision for investment losses	83
Reversal of provision for contingent losses	31
Extraordinary loss		532
Loss on disposal of noncurrent assets	60
Costs resulting from integration	471
Income before income taxes		285
Income taxes – current	308
Income taxes – deferred	327
Total income taxes		635
Minority interests in loss		414
Net income		63

Consolidated Statements of Changes in Equity (From April 1, 2008 to March 31, 2009)
(in million Japanese yen)
Item	Amount
Shareholders’ equity
Capital
Balance at the end of the previous period	44,575
Changes during the current period
Total changes during the current period	-
Balance at the end of the current period	44,575
Capital surplus
Balance at the end of the previous period	3,990
Changes during the current period
Disposal of treasury shares	(0)
Total changes during the current period	(0)
Balance at the end of the current period	3,989
Retained earnings
Balance at the end of the previous period	38,594
Changes during the current period
Dividends from retained earnings	(2,356)
Net income	63
Total changes during the current period	(2,292)
Balance at the end of the current period	36,301
Treasury share
Balance at the end of the previous period	(121)
Changes during the current period
Acquisition of treasury share	(11)
Disposal of treasury share	1
Total changes during the current period	(9)
Balance at the end of the current period	(130)
Total shareholders’ equity
Balance at the end of the previous period	87,038
Changes during the current period
Dividends from retained earnings	(2,356)
Net income	63
Acquisition of treasury share	(11)
Disposal of treasury share	1
Total changes during the current period	(2,302)
Balance at the end of the current period	84,735
Valuation and translation adjustments
Valuation difference on available-for-sale securities
Balance at the end of the previous period	1,612
Changes during the current period
Net changes of items other than shareholders’ equity	(12,433)
Total changes during the current period	(12,433)
Balance at the end of the current period	(10,820)
Total valuation and translation adjustments
Balance at the end of the previous period	1,612
Changes during the current period
Net changes of items other than shareholders’ equity	(12,433)

Total changes during the current period	(12,433)
Balance at the end of the current period	(10,820)
Minority interest
Balance at the end of the previous period	573
Changes during the current period
Net changes of items other than shareholders’ equity	(433)
Total changes during the current period	(433)
Balance at the end of the current period	139
Total net assets
Balance at the end of the previous period	89,224
Changes during the current period
Dividends from retained earnings	(2,356)
Net income	63
Acquisition of treasury shares	(11)
Disposal of treasury shares	1
Net changes of items other than shareholders’ equity	(12,867)
Total changes during the current period	(15,169)
Balance at the end of the current period	74,054

Notes to consolidated financial statements

Policies for the preparation of consolidated financial statements

Subsidiaries prescribed in the Rules on Financial Statements (“subsidiaries”), affiliates, and associates shall be defined in accordance with Article 2, Paragraph 8 of The Banking Act and Article 4-2 of the Order for Enforcement on the Banking Act.

(1)	Matters concerning the scope of consolidation

1)  Subsidiaries:                                           6 companies

Trade names
   The Senshu Card Company Limited
   Kinki Credit Guarantee Company Limited
   Sengin General Leasing Company Limited
   Sengin Business Service Company Limited
   Senshu Software Service Company Limited
   JS Venture Capital Investment, L.P

2)  Nonconsolidated Subsidiaries

None

(2)	Matters concerning the application of the equity-method

1)	Non-consolidated Subsidiaries to which equity-method shall apply

None

2)	Associated entities, etc. to which equity-method shall apply: 1 company

Trade name
   Bank Computer Service Corporation

3)	Nonconsolidated subsidiaries to which equity-method does not apply

None

4)	Associated entities, etc. to which the equity method does not apply

N/A

(3)	Matters concerning the business years, etc. of the consolidated subsidiaries

The closing dates of the fiscal years of the consolidated subsidiaries, etc. are as follows:

December 31:      1 company
March 31:            5 companies

Subsidiaries with fiscal year closing dates different from the consolidated fiscal year closing date shall be consolidated in the financial statements dated as of their fiscal year closing dates.  Necessary adjustments have been made for material transactions taking place between the fiscal year closing dates and consolidated fiscal year closing dates.

(4)	Matters concerning the evaluation of assets and liabilities of subsidiaries to be consolidated

The full mark-to-market (market value) method has been applied for the evaluation of assets and liabilities of subsidiaries to be consolidated.

(5)	Matters concerning the amortization of goodwill and negative goodwill

Goodwill has been amortized on a straight-line basis over 5 years.

Material matters fundamental to the preparation of the consolidated financial statements

Stated amounts are rounded down to the nearest 1 million Japanese yen.

1.	Matters concerning the accounting standards

(1)	Basis and method for the valuation of trading account securities

Trading account securities have been valued by the market-to-market method (sales costs are mainly calculated by the moving average method).

(2)	Basis and method for the valuation of securities

With respect to the valuation of securities, debts held to maturity have been valued at the amortized cost using the moving average method (straight-line method).  Other securities with quoted market prices have been valued by the mark-to-market method based on the market prices as of the consolidated account closing date (sales costs are mainly calculated by the moving average method), while those without any quoted market prices are valued at cost or the amortized cost by the moving average method.
Differences arising from the valuation of other securities are directly recognized in equity.

(3)	Basis and method for the valuation of derivatives trading

Derivatives transactions have been valued by the mark-to-market method.

(4)	Method for depreciation and amortization

1)	Property, plant and equipment (excluding leased assets)

The Senshu Bank has applied the declining balance approach to property, plant and equipment (provided that the straight-line method is applicable to buildings acquired on or after April 1, 1998 (excluding facilities ancillary to the buildings)).

The main useful lives are as follows:

Buildings: 3 years to 50 years

Other:   2 years to 20 years

The property, plant and equipment of subsidiaries to be consolidated have been depreciated on a declining balance basis based on the estimated useful lives of the assets.

2)	Intangible fixed assets (excluding leased assets)

Intangible fixed assets have been depreciated and amortized on a straight-line basis.  Software for The Senshu Bank’s own use has been amortized based on its possible life span (mainly 5 years) determined by The Senshu Bank and subsidiaries to be consolidated.

3)	Lease assets

Lease assets accounted for as property, plant and equipment under finance leases without transfer of ownership at expiration are depreciated on a straight-line basis over its life span, which is the lease period.  Residual values are accounted for as guarantees of residual values if arrangements for guarantees of residual values are provided in the lease agreements, and others are valued at nil.

(5)	Basis for recognition of provision for loan losses

The Senshu Bank recognizes the provision for loan losses as follows according to the basis for the write-off and recognition of provisions.

With respect to receivables from bankrupt debtors (debtors for which facts of management failure under the Bankruptcy and Special Liquidation Act have taken place) and debtors in similar situations, the remaining value has been recognized as receivables by deducting the expected proceeds from the disposal of collateral and expected recoverable amounts under guarantee from the carrying value after the direct deduction of the amount stated in the paragraph starting with “For receivables” in this section.  Furthermore, with respect to receivables from any debtor who is not currently bankrupt but is likely to go bankrupt in the future, The Senshu Bank first determines the value by deducting the expected proceeds from the disposal of collateral and expected recoverable amounts under guarantee from the receivables and recognizes the value determined in comprehensive consideration of the debtor’s ability to repay the debts as their receivables.

For receivables other than the above, The Senshu Bank recognizes the amount based on historical loss experiences over a certain period of time.

For all receivables, the relevant sales departments appraise the assets based on The Senshu Bank’s internal appraisal standards, and the asset audit department, an independent unit, audits the appraisal results, and the provisions for the above loan losses are recognized.

For the provisions for loan losses of subsidiaries to be consolidated, The Senshu Bank recognizes the provision for the amount determined to be necessary for normal receivables in light of historical loss experiences.  In the case of specific receivables related to a deemed loan loss, The Senshu Bank provides for the amount deemed unlikely to be recoverable in consideration of individual recoverability.

For receivables with collateral pledged as security or under guarantee for the bankrupt debtors or virtually bankrupt debtors, the remaining value determined by deducting the appraised value of collateral and the amount likely to be recovered under the guarantee from the receivables is accounted for as the unrecoverable amount, which is directly deducted from the receivables.  This amount is 24,064 million Japanese yen.

(6)	Basis for recognition of provision for investment losses

The amount necessary to cover any loss on investment is recognized as the provision for investment losses, in consideration of the financial position of the issuer of the securities.

(7)	Basis for recognition of provision for bonuses

The amount necessary to cover the bonuses expected to be paid to employees which are attributed to the consolidated fiscal year ended March 31, 2009 is recognized as the provision for bonuses.

(8)	Basis for recognition of provision for retirement benefits

The amount necessary to cover the retirement benefits paid to employees is recognized as the provision for the retirement benefits based on the expected value of retirement benefit liabilities and plan assets as of March 31, 2009.  The past service liabilities and actuarial differences are charged to expenses in the following manner.

Past service liabilities: Charged to expenses and amortized each year on a straight-line basis over a certain period of time (11 years) within the average remaining service periods of employees when the past service liabilities are incurred.

Actuarial differences: Charged to expenses and amortized each year evenly on a straight-line basis over a certain period of time (11 years) within the average remaining service periods of employees in the consolidated fiscal year when the differences from the following consolidated fiscal year arise.

The differences arising from the change in accounting standards (5,066 million Japanese yen) have been charged to expenses and amortized each year proportionately over 15 years.

(9)	Basis for recognition of provision for the retirement bonuses to directors

To provide for the retirement bonuses expected to be paid to directors, the amount deemed to have been incurred by March 31, 2009 is recognized as the provision for retirement bonuses to directors.

(10)  Basis for recognition of provision for losses on repayment of dormant deposits

The amount necessary to meet the demand for repayment of deposits with derecognized liabilities is recognized as the provision for losses on the repayment of dormant deposits, in consideration of historical payment experiences.

(11)  Basis for recognition of provision for contingent losses

The Senshu Bank estimates any losses likely to arise in the future from contingent events other than those for which necessary provisions have been recognized, and recognizes the amount necessary to compensate for the losses as the provision for contingent losses.

(12)  Basis for translation of assets and liabilities denominated in foreign currencies

The assets and liabilities of The Senshu Bank denominated in foreign currencies are translated using the closing exchange rate at the end of the consolidated fiscal year.

(13)  Accounting for leases

(Lessee)

Among finance leases without transfer of ownership at lease expiration, those with inception dates in consolidated fiscal years beginning before April 1, 2008 have been accounted for by a method similar to the accounting method for usual lease transactions.
 (Lessor)

Income and expenses arising from finance lease transactions are recognized as sales and cost of sales according to the stage of completion of the lease term.

(14)  Material hedge accounting method

1.	Interest risk hedge

The Senshu Bank applies deferred hedge accounting to hedge any exposures to the interest rate risks arising from its financial assets and financial liabilities denominated in foreign currencies, as prescribed in “Treatment for Accounting and Auditing of Application of Accounting Standard for Financial Instruments in Banking Industry” (the JICPA Industry Auditing Committee Report No.24; hereinafter referred to as “Report No.24”).

2.	Foreign exchange risk hedge

The Senshu Bank applies deferred hedge accounting to hedge any exposures to the foreign exchange risks arising from its financial assets and financial liabilities denominated in foreign currencies, as prescribed in “Treatment for Accounting and Auditing of Application of Accounting Standard for Foreign Currency Transactions in Banking Industry” (the JICPA Industry Auditing Committee Report No.25; hereinafter referred to as “Report No.25”).

(15)  Accounting for consumption taxes, etc.

National consumption taxes and local consumption taxes of The Senshu Bank and domestic consolidated subsidiaries are accounted for by the tax-exclusion method.

Changes in basic material matters in the preparation of the consolidated financial statements

(Accounting standards for lease transactions)

Finance leases without transfer of ownership at expiration were previously accounted for by a method similar to the accounting method for lease transactions.  However, as the “ASBJ Statement No. 13 Accounting Standard for Lease Transactions” issued on March 30, 2007 and the “ASBJ Guidance No. 16 Guidance on Accounting Standard for Lease Transactions” issued on the same date should apply for fiscal years beginning on or after April 1, 2008, The Senshu Bank has applied the Accounting Standard and Guidance from the consolidated fiscal year ended March 31, 2009.

(Lessee)

Finance leases without transfer of ownership at expiration are accounted for by a method similar to the accounting method for normal sales and purchase transactions.  The lease assets under the transactions are depreciated on a straight-line basis over the lease term as the useful life.

Compared to the previous accounting approach, the current accounting treatment resulted in an increase of 21 million Japanese yen in lease assets in “Property, plant and equipment,” an increase of 22 million Japanese yen in the lease liabilities in “Other liabilities,” an increase that rounds to 0 million Japanese yen in operating expenses, a decrease that rounds to 0 million Japanese yen in ordinary income, and a decrease that rounds to 0 million Japanese yen in the current net income before taxes, etc.

Among finance leases without transfer of ownership at expiration, those with inception dates in consolidated fiscal years beginning before April 1, 2008 have been accounted for by a method similar to the accounting method for normal lease transactions.

(Lessor)

The income and expenses arising from the transactions are accounted for as sales and cost of sales when the lease payments are received.

Compared to the previous accounting approach, the current accounting treatment resulted in an increase of 3,213 million Japanese yen in “Other assets”, a decrease of 2,964 million Japanese yen in “Property, plant and equipment”, and a decrease of 210 million Japanese yen in “Intangible fixed assets.”  Ordinary income and the current net income before taxes, etc. increased by 91 million Japanese yen and 23 million Japanese yen, respectively.

With respect to finance leases without transfer of ownership at expiration with inception dates in consolidated fiscal years before April 1, 2008, the carrying value of fixed assets (less cumulative depreciations) at the end of the consolidated fiscal year immediately preceding the first adoption of the same Accounting Standard under Paragraph 81 of the same Guidance has been recognized as the opening balance of the lease investment assets.

Notes:

(Consolidated balance sheet)

1.
Receivables from bankrupt debtors and delinquent receivables account for 10,963 million Japanese yen and 19,646 million Japanese yen, respectively, of loans and bills discounted.  The receivables from bankrupt debtors refer to any receivables for which any event mentioned in Article 96, Paragraph 1, Item 3 (i) to (v) of the Order for Enforcement on Tax Income Act (Cabinet Order No. 97 of 1965) or any event prescribed in Item 4 of the same paragraph has taken place, with respect to loans (excluding any written-off portion; hereinafter referred to as the “Nonaccrual loans”) for which no interest receivable has been recognized because the delinquency in the payment of principal and interest has been prolonged for an equivalent period and the likelihood that the principal and interest will be collected or reimbursed is remote.

Receivables in delinquency are nonaccrual loans other than those for which the interest payment is deferred with a view to rehabilitating bankrupt debts and bankrupt debtors and providing support to them.

2.
Of the loans and bills discounted, receivables in delinquency for 3 months or more amount to 1 million Japanese yen.  Receivables in delinquency for 3 months or more refer to the receivables from the loans whose contracted payment of principal or interest has been delayed 3 months or more from the date following the contractual due date, and which do not meet the receivables from the bankrupt debtors or receivables in delinquency.

3.
Of the loans and bills discounted, negotiated receivables are 3,453 million Japanese yen.  Negotiated receivables are loans for which the terms have been negotiated in favor of debtors in the form of reductions or exemptions of interest payments, deferment of interest payments, forgiveness of receivables, or other arrangements aimed to rehabilitate bankrupt debts and bankrupt debtors and providing support to them, and which do not qualify as receivables from bankrupt debtors, receivables in delinquency, or receivables in delinquency for 3 months or more.

4.	The total receivables from bankrupt debtors, receivables in delinquency, receivables in delinquency for 3 months or more, and negotiated receivables amounts to 34,065 million Japanese yen.

The receivables mentioned in Items 1 to 4 above represent the amounts before the deduction of the provisions for loan losses.

5.
Bills discounted have been accounted for as financial transactions under Report No. 24. As a result, The Senshu Bank is entitled to freely dispose of the accepted commercial bills and foreign exchange bought in the form of sales or establishment of pledge (re-pledge).  The face value is 8,451 million Japanese yen.

6.	Collateral assets pledged as security are as follows:

Collateral assets pledged as security

Securities:	224,564 million Japanese yen
Other assets:	243 million Japanese yen
Other property, plant and equipment:	604 million Japanese yen
Software:	654 million Japanese yen

Corresponding liabilities to collateral assets pledged as security

Deposits:	4,884 million Japanese yen
Call money and bills sold:	55,000 million Japanese yen
Deposits for accepting bond loan transactions:	72,758 million Japanese yen
Borrowed money:	35,450 million Japanese yen

In addition to the above, securities valued at 26,019 million Japanese yen are deposited in lieu of security for transactions such as foreign exchange transactions, etc. or margin for futures transactions.  Among “Other assets”, security deposit amounts 1,357 million Japanese yen.

7.
The commitment line facility in relation to overdraft and loans is a contract to provide a loan to a customer up to a certain limit when the customer’s application for a loan is accepted, on the condition that no material breach of the terms and conditions of the contract take place.  The outstanding balance of the undrawn-down portion of loans related to the contracts is 257,129 million Japanese yen.  The balance related to original contracts whose maturities will occur within one year (or those which may be revocable unconditionally at any time) is 256,417 million Japanese yen.

Many of these banking contracts may expire without any loan drawdown, and the outstanding balances of the undrawn-down portions of loans will not always affect the future cash flows of The Senshu Bank or its consolidated subsidiaries.  Many of these banking contracts specifically stipulate that The Senshu Bank or one of its consolidated subsidiaries may reject loan applications or reduce loan amounts applied for, in consideration of changes in financial condition, the protection of receivables, or other similar reasons.  The Senshu Bank and its consolidated subsidiaries may demand collateral such as real estate or securities as appropriate at the conclusion of contracts based on an understanding of the business conditions of customers, and may modify or replace the terms and conditions or implement necessary measures to preserve the extended loans after the conclusion of contracts in accordance with the internal regulations and rules predetermined.

8.	Cumulative depreciation of property, plant and equipment:	19,098 million Japanese yen

9.	Reduction of property, plant and equipment:	272 million Japanese yen

10.
Borrowed money includes a borrowing with special subordination conditions in the amount of 8 billion Japanese yen, on the special condition that the fulfillment of obligations is subordinated to other obligations.

11.	Corporate bonds include corporate bonds with special subordination conditions in the amount 20 billion Japanese yen.

12.	The guarantee obligations for the corporate bonds through the private offering of securities account for 34,870 million Japanese yen of corporate bonds in the “Securities” category.

13.	Nest asset per share: 146.94 Japanese yen

14.	In addition to fixed assets included in the consolidated balance sheet, some computers, etc. are in use under finance leases without transfer of ownership at expiration.

15.	The obligations for the retirement benefits as of March 31, 2009 are as follows:

Obligations for retirement benefits	(19,201 million Japanese yen)
Pension assets (market value)	6,897 million Japanese yen
Obligations for unfunded retirement benefits	(12,303 million Japanese yen)
Remaining transitional amount	2,023 million Japanese yen
Unrecognized actuarial differences	5,747 million Japanese yen

Unrecognized past service	(544 million Japanese yen)
Obligations (reduction of obligations)
Net amounts presented in the consolidated balance sheet	(5,077 million Japanese yen)
Prepaid pension costs	84 million Japanese yen
Provisions for retirement benefits	(5,162 million Japanese yen)

(Consolidated income statement)

1.
“Other ordinary expenses” includes written-off loans in the amount of 5,445 million Japanese yen, written-off share values, etc. in the amount of 3,351 million Japanese yen, loss on the transfer of receivables in the amount of 781 million Japanese yen, and provisions for losses on the repayment of dormant accounts in the amount of 119 million Japanese yen.

2.	Net current loss per share	0.00 Japanese yen

(Consolidated Statements of Changes in Equity)

1. Matters related to share classes and the total number of issued and outstanding shares and treasury shares
(shares in thousand)
	Number of shares during FY 2007	Number of shares increased during FY 2008	Number of share decreased during FY 2008	Number of shares during FY 2008	Note
Outstanding shares
Common shares	457,166	3,407	-	460,574	Note 1
First series of preferred shares	7,530	-	-	7,530
Total	464,696	3,407	-	468,104
Treasury shares
Common shares	467	56	6	517	Note 2
First series of preferred shares	200	1,050	-	1,250	Note 3
Total	667	1,106	6	1,767
Notes
1.	The increase in issued and outstanding common shares is due to the exercise of the right of preferred shareholders to acquire common shares upon demand.
2.
The increase in the number of common shares held as treasury shares is due to the purchase of fractional shares less than one unit, and the decrease is due to the sales of fractional shares less than one unit for the additional purchase of factional shares.

3.	The increase in the number of first series preferred shares held as treasury shares is due to the exercise by preferred shareholders of their right to acquire common shares upon demand.

2. Matters concerning to dividends

(1) Dividend payment for the fiscal year ended March 31, 2009
Resolution	Types of shares	Total amount of dividends	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders held on June 27, 2008	Common shares	1,141 million Japanese yen	2.5 Japanese yen	March 31, 2008	June 30, 2008
	First series preferred shares	36 million Japanese yen	5 Japanese yen	March 31, 2008	June 30, 2008
Meeting of the Board of	Common shares	1,142 million Japanese yen	2.5 Japanese yen	September 30, 2008	December 10, 2008

Directors held on November 14, 2008	First series preferred shares	35 million Japanese yen	5 Japanese yen	September 30, 2008	December 10, 2008

(2) Dividends whose record date is attributable to the fiscal year ended March 31, 2009 but to be paid after such fiscal year
Resolution	Types of shares	Total amount of dividends	Source of dividends	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders held on June 26, 2009	Common shares	1,149 million Japanese yen	Other retained earnings	2.5 Japanese yen	March 31, 2009	June 29, 2009
	First series preferred shares	31 million Japanese yen	Other retained earnings	5 Japanese yen	March 31, 2009	June 29, 2009

(Securities)

“Trading account securities” are included in addition to “Securities” in the consolidated balance sheet.

1. Trading securities (as of March 31, 2009)
	Amount recognized in the consolidated balance sheet (million Japanese yen)	Valuation difference recognized in profit or loss of FY 2008 (million Japanese yen)
Held-for-trading securities	5	-

2. Held-to-maturity securities that have market value (as of March 31, 2009)
	Consolidated balance sheet amount (million Japanese yen)	Market value (million Japanese yen)	Difference (million Japanese yen)	Gains (million Japanese yen)	Losses (million Japanese yen)
Japanese government Bonds	54,636	53,701	(935)	818	1,753
Other	14,000	12,222	(1,777)	1	1,779
Total	68,636	65,923	(2,713)	819	3,532
   Notes
1.	The market value is determined based on the market prices, etc. at the end of the consolidated fiscal year ended March 31, 2009.
2.	Gains and losses represent components of the differences.

3. Other securities that have market value (as of March 31, 2009)
	Cost (million Japanese yen)	Consolidated balance sheet amount (million Japanese yen)	Valuation difference (million Japanese yen)	Valuation gains (million Japanese yen)	Valuation losses (million Japanese yen)
Stocks	16,898	16,299	(598)	1,098	1,696
Bonds	243,193	240,750	(2,443)	258	2,701
Japanese government bonds	189,103	187,090	(2,013)	68	2,082
Japanese local government bonds	20,631	20,740	108	109	0
Corporate bonds	33,458	32,920	(538)	80	618
Other	49,794	41,046	(8,748)	-	8,748
Total	309,887	298,097	(11,789)	1,356	13,145
   Notes
1.	The amounts included in the consolidated financial statements are recognized based on the market prices, etc. as of March 31, 2009.
2.	Gains and losses represent components of the valuation differences.
3.
Among other securities with quoted market prices, those whose market values have significantly declined relative to the acquisition cost and are unlikely to recover to the acquisition cost are presented at their market values in the consolidated balance sheet, and the valuation differences are accounted for as losses for the fiscal year ended March 31, 2009 (hereinafter referred to as “impairment accounting”).

The impairment loss for the fiscal year ended March 31, 2009 is 3,197 million Japanese yen.
The criteria to determine whether the market value of a security has significantly declined are established according to the classification of debtors in relation to the issuer of the security.  They are as follows:
Bankrupt Debtors (including debtors in similar situation) and deemed bankrupt debtors: The market value is below the acquisition cost.
Tagged debtors: The market value is at least 30% below the acquisition cost.
Normal debtors: The market value is at least 50% below the acquisition cost.

4. Other securities sold during the fiscal year (From April 1, 20008 to March 31, 2009)
	Proceeds from the sale (million Japanese yen)	Total gains on sale (million Japanese yen)	Total losses on sale (million Japanese yen)
Other securities	230,913	4,623	476

5. Nature of securities with no quoted market prices and their amounts recognized in consolidated balance sheet.
Amount (million Japanese yen)
Other securities Non-listed stocks Non-listed bonds Non-listed foreign securities	1,221 34,888 0

6. Redemption schedule on other securities that have maturities and bonds classified as held-to-maturity (as of March 31, 2009).
(in million Japanese yen)
	1 year or less	1 to 5 years	5 to 10 years	Over 10 years
Bonds	25,026	112,036	124,402	68,811
Japanese government bonds	2,005	56,948	113,961	68,811
Japanese local government bonds	7,030	13,709	-	-
Corporate bonds	15,990	41,378	10,440	-
Other	-	7,941	28,525	-
Total	25,026	119,978	152,927	68,811

(Relationship of money in trust)

1.	Money in trust for the purpose of investment (as of March 31, 2009)
N/A
2.	Money in trust for the purpose of holding to maturity (as of March 31, 2009)
N/A
3.	Money in trust for other purposes (as of March 31, 2009)
N/A

Independent Auditors’ Audit Report (Copy)

Independent Auditors’Audit Report
May 8, 2009
To:	The Board of Directors
The Senshu Bank, Ltd.

Deloitte Touche Tohmatsu

Wakyu Shinmen
Shitei Shain and Representative Partner
Certified Public Accountant

Masanori Matsuzaki
Shitei Shain and Representative Partner
Certified Public Accountant

Seiji Kawazu
Shitei Shain and Representative Partner
Certified Public Accountant

We have audited the financial statements of The Senshu Bank, Ltd. (the “Bank”) for the fiscal year ended March 31, 2009 (April 1, 2008 through March 31, 2009), which included the balance sheets, statement of income, statements of changes in equity and the notes to the financial statements and its supporting schedules, for the purpose of reporting under the provisions of Article 436, Section 2, Paragraph 1 of the Company Law of Japan.  The management of the Bank was responsible for the preparation of these financial statements and its supporting schedules, and our responsibility shall be limited to the expression of an independent opinion regarding the financial statements.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  The auditing standards require reasonable assurance that the financial statements and its supporting schedules do not contain any untrue statements of material fact.  The audit was conducted based on an audit by testing, and included a review of the financial statements as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management.  We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above financial statements and its supporting schedules properly present the financial position and the results of operations of the Bank for the fiscal year, in all material respects, in conformity with accounting principles generally accepted in Japan.

We have no specific interest in the Bank required to be stated by the provisions of the Certified Public Accountant Law of Japan.
End of Document

Independent Auditors’ Audit Report with Respect to Consolidated Financial Statements (Copy)

Independent Auditors’Audit Report
May 8, 2009
To:	The Board of Directors
The Senshu Bank, Ltd.
Deloitte Touche Tohmatsu

Wakyu Shinmen
Shitei Shain and Representative Partner
Certified Public Accountant

Masanori Matsuzaki
Shitei Shain and Representative Partner
Certified Public Accountant

Seiji Kawazu
Shitei Shain and Representative Partner
Certified Public Accountant

We have audited the consolidated financial statements of The Senshu Bank, Ltd. (the “Bank”) for the fiscal year ended March 31, 2009 (April 1, 2008 through March 31, 2009), which included the consolidated balance sheets, consolidated statement of income, consolidated statements of changes in equity and the notes to the consolidated financial statements, for the purpose of reporting under the provisions of Article 444, Paragraph 4 of the Company Law of Japan.  The management of the Bank was responsible for the preparation of these consolidated financial statements, and our responsibility shall be limited to the expression of an independent opinion regarding the consolidated financial statements.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  The auditing standards require reasonable assurance that the consolidated financial statements do not contain any untrue statements of material fact.  The audit was conducted based on an audit by testing, and included a review of the consolidated financial statements as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management.  We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above consolidated financial statements properly present the financial position and the results of operations for the fiscal year, in all material respects, of the company group consisting of the Bank and its consolidated subsidiaries, in conformity with accounting principles generally accepted in Japan.

We have no specific interest in the Company required to be stated by the provisions of the Certified Public Accountant Law of Japan.

End of Document

Board of Auditors’ Audit Report (Copy)

Audit Report

This audit report was prepared by the board of auditors of The Senshu Bank, Ltd. (the “Bank”) (the “Board of Auditors”) after deliberation, as a concurrence of all auditors (each a “Auditor), based on audit reports prepared by each Auditor with respect to the methods and results of audit concerning the performance of each director (a “Director”) of his respective duties during the 89th Term (April 1, 2008 through March 31, 2009).  We hereby report as follows.

1.   Methods of Audit by Auditors and the Board of Auditors, and its contents

In addition to establishing audit policies and segregation of duties, and receiving reports from each Auditor on the implementation status and results of the audit, the Board of Auditors received reports from Directors and independent auditors (each an “Independent Auditor”) on the performance of their duties and requested further explanations as deemed necessary.

In compliance with the standards for audit by Auditors established by the Board of Auditors, pursuant to the audit policies and segregation of duties, each Auditor communicated with Directors and employees in order to collect information, improve the audit environment, and at the same time, attended meetings of the board of directors (“Board of Directors”) and other important meetings, received reports from Directors and employees on the performance of their duties, requested further explanations as deemed necessary, reviewed important approval-granting documents, and inspected the state of business operations and assets at the head office and other important branch offices.  In addition, we monitored and reviewed the contents of resolutions of the meeting of the Board of Directors with respect to the development of a system as defined in Article 100, Paragraphs 1 and 3 of the Regulations for Enforcement of the Company Law of Japan, as well as the status of the structural systems (internal control system) that has been developed based on such resolutions.  With respect to subsidiaries, we communicated with and exchanged information with Directors and Auditors, among others, of the subsidiaries, received business reports from subsidiaries as deemed necessary, and inspected the state of business operations and assets.  Based on the above methods, we reviewed the business report and its supporting schedules for the fiscal year.

In addition, we monitored and reviewed whether the Independent Auditors maintained their independent positions and conducted the audit properly, received reports from the Independent Auditors on the performance of their duties, and requested further explanations as deemed necessary.  Furthermore, we were informed by the Independent Auditor that they are establishing a “System to ensure the appropriate performance of duties” (Shokumu no Suikou ga Tekisetsu ni Okonawareru Koto o Kakuho Suru Tameno Taisei) (Matters as defined in each Section of Article 131 of the Company Accounting Regulations) pursuant to “Quality control standards of audit” (Kansa ni Kansuru Hinshitsu Kanri Kijyun)  (the Business Accounting Counsel, October 28, 2005), and requested their explanations as deemed necessary.  Based on the above methods, we reviewed the financial statements for the 89th Term (balance sheets, statement of income, statements of changes in equity, and notes to the financial statements) as well as its supporting schedules.

2.	Results of Audit

(1)	Results of audit of the business report

(i)
The business report and its supporting schedules of the Bank accurately presents the financial conditions of the Bank in conformity with applicable laws and regulations and the Articles of Incorporation of the Bank.

(ii)	No irregularity or violation of applicable laws or regulations or the Articles of Incorporation of the Bank was found with respect to the activities of the Directors.

(iii)
The contents of the resolutions of the meeting of the Board of Directors with respect to the internal control system are appropriate.  In addition, there are no matters to be pointed out regarding the performance of duties of Directors with respect to the internal control system.

(2)	Results of audit of the financial statements and its supporting schedules

The methods and results of audit performed by Deloitte Touche Tohmatsu, the independent auditor of the Bank, are appropriate.

(3)	Results of audit of the consolidated financial statements

The methods and results of audit performed by Deloitte Touche Tohmatsu, the independent auditor of the Bank, are appropriate.

May 21, 2009

Board of Auditors of
The Senshu Bank, Ltd.

Motoyasu Tsuji
Standing Auditor

Yoshifumi Taniguchi
Standing Auditor

Toshiaki Sasaki
Outside Auditor

Kazuo Okamoto
Outside Auditor

Toshiaki Sasaki and Kazuo Okamoto are outside auditors as prescribed in Article 2, Paragraph 16 of the Company Law of Japan.

Reference Documents for the Ordinary General Meeting of Shareholders

Agenda and reference matters

Agenda Item No. 1:  Approval of the proposed disposition of retained earnings for the 89th Term

The Senshu Bank adopts the continuous and stable payments of dividends as its fundamental policy and wishes to propose the disposition of the retained earnings for the improvement of internal reserves with a view to maintaining the soundness of The Senshu Bank’s treasury in comprehensive consideration of the performance results, financial conditions, and other matters.

Matters concerning the year-end dividend
(1)	Matters concerning the allotment of the dividend assets to shareholders and the total amount

First series preferred shares of The Senshu Bank:	5 Japanese yen per share Total 31,400,000 Japanese yen

Common shares of The Senshu Bank:	2.5 Japanese yen per share Total 1,150,542,773 Japanese yen

The Senshu Bank has paid interim dividends of 5 Japanese yen per preferred share and 2.5 Japanese yen per common share.  The total dividends for the year, including these interim dividends, are 10 Japanese yen and 5 Japanese yen, respectively, as declared.

(2)	Date of distribution of retained earnings:	June 29, 2009

Agenda Item No. 2:  Establishment of the parent company through share transfer

Please refer to the Securities Registration Statement filed by Senshu Ikeda Holdings, Inc., dated as of June 10, 2009, for details.

Agenda Item No. 3:  Partial amendments to the Articles of Incorporation (Book-entry transfer of stocks)

Agenda Item No. 4:  Election of ten directors

Upon the closing of this ordinary general meeting of shareholders, all directors (eight) namely, Norimasa Yoshida, Takashi Toyonaga, Kiyotsugu Ito, Ken Shimizu, Akihide Takigawa, Kozo Matsuda, Naoya Fukuchi and Hiroaki Kobayashi, will conclude their terms of offices as directors, and it is hereby proposed that ten directors be elected as two directors are added in order to reinforce the management further.

The candidates for directors are as follows:
No.	Name (Date of Birth)	Profile (Position and responsibility in The Senshu Bank, representative position held in other companies)		Number of Shares of The Senshu Bank Owned
1	Norimasa Yoshida (April 8, 1944)	Apr. 1968	Joined The Sanwa Bank, Ltd. (“Sanwa”, currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	59,000
		Jun. 1995	Director, General Manager of Branch Department of Business Division of Sanwa
		Mar. 1998	Managing Director, General Manager of Branch Department of Business Division of Sanwa
		Apr. 1998	Managing Director of Sanwa
		Jun. 1999	Senior Managing Director of Sanwa
		Apr. 2000	Director of Sanwa
		Apr. 2000	Advisor of Senshu
		Jun. 2000	Director, Deputy President, General Manager of Sales Division of Senshu
		Jun. 2001	Director, President of Senshu (current)
2	Takashi Toyonaga (April 12, 1947)	Apr. 1972	Joined The Sanwa Bank, Ltd. (currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	13,000
		Jun. 1994	Deputy General Manager of Human Resources Department of Sanwa
		Feb. 1997	Secretary of Secretary’s Office of Sanwa
		Apr. 1998	General Manager of Kawaramachi Branch of Sanwa
		Oct. 1999	General Manager of Kawaramachi Branch and responsible for corporate service
		Apr. 2000	Advisor of Senshu
		Jun. 2000	Managing Director of Senshu
		Jun. 2001	Managing Director, General Manager of Sales Division of Senshu
		May 2003	Senior Managing Director and Senior Managing Executive Officer and General Manager of Sales Division of Senshu
		May 2005	Senior Managing Director and Senior Managing Executive Officer of Senshu
		Jun. 2008	Director, Deputy President of Senshu
		May 2009	Director, Deputy President in charge of Sales Division of Senshu
3	Kiyotsugu Ito	Apr. 1969	Joined The Senshu Bank, Ltd.	32,469

	(July 26, 1945)	Apr. 1996	General Manager of Nanba Branch
		Jun. 1997	General Manager of Loan Management Department
		Jun. 1999	Director, General Manager of Human Resources Department
		Nov. 1999	Director, General Manager of Corporate Planning Department
		Apr. 2000	Director, General Manager of Human Resources Department
		Jun. 2000	Managing Director, General Manager of Human Resources Department
		Oct. 2000	Managing Director
		May 2003	Managing Director and Managing Executive Officer
		May 2005	Senior Managing Director and Senior Managing Executive Officer (current)
4	Ken Shimizu (May 17, 1947)	Apr. 1970	Joined The Sanwa Bank, Ltd. (currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	17,000
		Apr. 1994	Deputy General Manager of Credit Department of Business Division of Sanwa
		Feb. 1997	Deputy General Manager of Loan Department II of Sanwa
		Oct. 1997	General Manager of Loan Department II of Sanwa
		Apr. 1998	General Manager of Credit Department II of Sanwa
		Jan. 2000	General Manager of Loan Management Department of Sanwa
		Apr. 2000	General Manager of Loan Service Department
		Nov. 2000	General Manager of Audit Department of Senshu
		Jun. 2001	Director of Senshu
		Jun. 2002	Managing Director of Senshu
		May 2003	Managing Director and Managing Executive Officer of Senshu
		Jun. 2008	Senior Managing Director and Senior Managing Executive of Senshu (current)
5	Akihide Takigawa (December 23, 1949)	Apr. 1973	Joined The Sanwa Bank, Ltd. (currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	12,000
		Nov. 1990	General Manager of Izumisano Branch of Sanwa
		Apr. 1993	Senior Credit Officer of Credit Department of Business Division of Sanwa
		Apr. 1995	General Manager of Tenroku Branch of Sanwa
		Apr. 1998	General Manager of Fukuoka Branch of Sanwa
		Dec. 2000	General Manager of Credit Department II of Sanwa

		Jan. 2002	General Manager of Credit Department III of UFJ Bank Limited (currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)
		Apr. 2003	Deputy General Manager of Sales Division of Senshu
		May 2003	Managing Executive, Deputy General Manager of Sales Division of Senshu
		May 2005	Managing Director, General Manager of Sales Division of Senshu
		Jun. 2005	Managing Director and Managing Executive Officer, Senior Sales Director
		Feb. 2008	Managing Director and Managing Executive Officer with Special Assignment (current)
6	Kazuyuki Kataoka (May 19, 1952)	Apr. 1976	Joined The Sanwa Bank, Ltd. (currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	0
		Jan. 1996	General Manager of Ohmino Branch of Sanwa
		Jun. 1997	Senior Leader of Branch Department of Business Division of Sanwa
		May 1998	Deputy General Manager of Human Resources Department of Sanwa
		Jan. 2002	Deputy General Manager of Human Resources Department of UFJ Bank Limited (currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)
		Apr. 2002	General Manager of Osaka Corporate Sales Department III of UFJ
		Jul. 2002	General Manager of Osaka Corporate Sales Department II of UFJ
		May 2004	General Manager of Corporate Department of UFJ (Osaka)
		Sep. 2004	Executive Officer, Assistant of Head of the in-house company, in charge of Nishi-Nihon Area
		Jun. 2005	Executive Officer, General Manager of Osaka Branch of UFJ Central Leasing Co., Ltd.
		Jun. 2006	Managing Executive, General Manager of Mitsubishi UFJ Lease & Finance Company Limited
		Apr. 2007	Managing Executive, Deputy Head of West Japan Business Company of Mitsubishi UFJ Lease & Finance Company Limited
		Apr. 2008	Managing Executive, Head of West Japan Business Company of Mitsubishi UFJ Lease & Finance Company Limited
		Apr. 2009	Managing Executive, Representative of West Japan Business Company and General Manager of West Japan Business Department of Mitsubishi UFJ Lease & Finance Company Limited
		Jun. 2009	Advisor of Senshu (current)
7	Kozo Matsuda (June 16, 1952)	Apr. 1975	Joined The Sanwa Bank, Ltd. (currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	13,000
		Mar. 1993	General Manager of Shin-Umeda Branch of Sanwa

		Jan. 1995	Senior Leader of Branch Department of Business Division of Sanwa
		Feb. 1997	General Manager of Tamatukuri Branch of Sanwa
		Feb. 1999	Deputy General Manager of Corporate Department of Sanwa
		Apr. 2000	Deputy General Manager of Corporate Strategy Development Department and Deputy General Manager of EC Department and General Manager of Midousuji Branch of Sanwa
		Jun. 2000	General Manager of Branch Department of Senshu
		Apr. 2002	Research Manager of Corporate Department of UFJ Bank Limited (currently, The Bank of Tokyo-Mitsubishi UFJ, Ltd.)
		Jul. 2002	General Manager of Umeda Branch and General Manager of Umeda Corporate Sales Department I of UFJ Bank
		Apr. 2004	General Manager of Kansai Sales Department of UFJ Card
		Jul. 2004	Executive Officer, General Manager of Kansa Sales Department of UFJ Card
		May 2005	Executive Officer, General Manager of Branch Department of Senshu
		Oct. 2005	Executive Officer, General Manager of Sales Management Department of Senshu
		Feb. 2008	Managing Executive, General Manager of Sales Division of Senshu
		Jun. 2008	Managing Director and Managing Executive Officer, General Manager of Sales Division of Senshu (current)
8	Naoya Fukuchi (April 22, 1952)	Apr. 1976	Joined The Senshu Bank, Ltd.	31,000
		Jun. 1997	General Manager of Tadaoka Branch
		Jul. 1999	General Manager of Administrative Department
		Nov. 1999	General Manager of General Affairs Department
		Jun. 2000	General Manager of Business Management Department
		Apr. 2004	Head of Izumisano Block and General Manager of Izumisano Branch
		Jun. 2007	Executive Officer, General Manager of Human Resources Department
		Jun. 2007	Director and Executive Officer, General Manager of Human Resources Department (current)
9	Hiroaki Kobayashi (March 23, 1954)	Apr. 1977	Joined The Senshu Bank, Ltd.	22,362
		Apr. 1996	General Manager of Asakayama Branch

		Jun. 1997	General Manager of Haruki Branch and General Manager of Rapark Sales Office
		Jun. 1998	General Manager of Marketing Office of Sales Marketing Department
		Nov. 1999	General Manager of Corporate Planning Office of Sales Management Department
		Oct. 2000	General Manager of Nanba Branch
		Feb. 2003	General Manager of Administrative Management Department
		Jun. 2007	Executive Officer, General Manager of Administrative Management Department
		Jun. 2007	Director and Executive Officer, General Manager of Administrative Management Department (current)
10	Takashi Nishi (December 9, 1951)	Apr. 1976	Joined The Senshu Bank, Ltd.	24,000
		Apr. 1995	General Manager of Shinkanaoka Branch
		Apr. 1996	General Manager of Haruki Branch
		Jun. 1997	General Manager of Takaishi Branch
		Apr. 1999	General Manager of Market International Department
		Apr. 2002	General Manager of Market Financing Department
		Jan. 2003	General Manager of Human Resources Department
		Jun. 2007	General Manager of Business Management Department
		Feb. 2008	General Manager of International Business Department
		Jun. 2008	Executive Officer, General Manager of International Business Department (current)
Note: None of the candidates has a special interest in The Senshu Bank.

Agenda Item No. 5:  Election of two auditors

Upon the closing of this ordinary general meeting of shareholders, two auditors, namely Yoshifumi Taniguchi and Kazuo Okamoto, will conclude their terms of offices as auditors and it is hereby proposed that two auditors be elected.  This matter has been approved as an Agenda by the Board of Auditors.

The candidates for auditors are as follows:
No.	Name (Date of Birth)	Profile (Position and responsibility in The Senshu Bank, representative position held in other companies)		Number of Shares of The Senshu Bank Owned
1	Masanori Ueki (September 15, 1953)	Apr. 1976	Joined The Senshu Bank, Ltd.	29,879
		Apr. 1994	General Manager of New York Representative Office of International Department
		Jan. 1997	Deputy General Manager of International Department
		Jun. 1997	General Manager of Higashi-Kishiwada Branch
		Apr. 1999	General Manager of Takaishi Branch
		Apr. 2000	General Manager of Hatsushiba Branch and General Manager of Shirasagi Branch and General Manager of Kitanoda Branch
		Oct. 2000	Head of Hatsushiba Block and General Manager of Hatsushiba Branch
		Feb. 2003	General Manager of Nanba Branch
		Jun. 2004	General Manager of Tokyo Branch and General Manager of Tokyo Office
		May 2009	Counselor for Human Resources Department (current)
2	Hisanori Uzawa (March 29, 1940)	Apr. 1964	Joined Nankai Electric Railway Co., Ltd.	0
		Jul. 1988	General Manager of General Affairs Department
		Jun. 1992	Managing Officer
		Jun. 1995	Standing Auditor
		Jun. 1997	Director, General Manager of Corporate Planning Office
		Jun. 1998	Managing Director, General Manager of Corporate Planning Office
		Oct. 1998	Managing Director, General Manager of Management Policy Office
		Jun. 1999	Managing Director, Deputy General Manager of Corporate Management Division
		Jun. 2001	Managing Director, General Manager of Corporate Management Division
		Jun. 2002	Managing Director, General Manager of Management Policy Division

Jun. 2003	Senior Managing Director, General Manager of Management Policy Division, in charge of Legal Department and Audit Department
Jun. 2005	Representative Director, Vice President and Executive Officer, in charge of Legal and Audit Department
Jun. 2007	Representative Director and Chairman of Suminoe Kogyo Co., Ltd. (current)
(Representative position held in other companies) Representative Director and Chairman of Suminoe Kogyo Co., Ltd. (current)
Notes
1.	There is no special interest between Mr. Masanori Kamiki and The Senshu Bank.
2.	Mr. Hisanori Uzawa is the Representative Director and Chairman of Suminoe Kogyo, Co., Ltd., a company with which The Senshu Bank has a business relationship.
3.	Mr. Hisanori Uzawa is a candidate for outside auditor.
4.
Mr. Hisanori Uzawa has been selected as a candidate for outside auditor because he has sufficient experience and achievements as an auditor at Nankai Electric Railway Co., Ltd. and has been engaged in the management of the company as a director.  We believe that he will draw from his ample experience and knowledge as an auditor to provide objective and neutral audits on the legal compliance of The Senshu Bank’s management.

Agenda Item No. 6:  Election of one substitute auditor

To be prepared for a shortage in the number of auditors prescribed in the laws and regulations, it is proposed that one substitute auditor be elected in advance.
This matter has been approved as an Agenda by the Board of Auditors.
The candidate for substitute auditor is as follows.

No.	Name (Date of Birth)	Profile (Position and responsibility in The Senshu Bank, representative position held in other companies)		Number of Shares of The Senshu Bank Owned
1	Kazumasa Kuboi (March 25, 1938)	Apr. 1962	Registered to Osaka Bar Association	0
		Oct. 1976	Managing Partner of Kuboi and Partners Law Office (current)
		Apr. 1980	Vice President of Osaka Bar Association
		Jun. 1992	Member of Civil Law Panel of Legislative Council of the Ministry of Justice
		Jul. 1996	President of Ono Scholarship Foundation (current)
		Apr. 1998	President of Osaka Bar Association
		Apr. 1998	Auditor of Osaka Bankers Association (current)
		Apr. 2000	President of Japan Federation of Bar Associations
		Jun. 2004	Chairman of Benseiren (Nihon Bengoshi Seiji Renmei)
		Jun. 2003	Auditor of The Tottori Bank, Ltd. (current)
		Apr. 2004	Special Advisory Professor of Kansai University School of Law (company law and financial law) (current)
		Jun. 2006	Substitute Auditor of The Senshu Bank (current)
(Representative position held in other companies) Managing Partner of Kuboi and Partners Law Office President of Ono Scholarship Foundation
Note
1.	The Senshu Bank has entered into an engagement to obtain legal advice from Kuboi and Partners Law Office, a firm represented by Mr. Kazumasa Kuboi.
2.	The Senshu Bank has chosen Mr. Kazumasa Kuboi as the candidate for substitute outside auditor.
3.
The Senshu Bank has chosen Mr. Kazumasa Kuboi as the candidate for substitute outside auditor out of the belief that, as a substitute outside auditor, Mr. Kuboi will provide objective and independent audits of the legal compliance of the execution of The Senshu Bank’s management.

Mr. Kuboi has had no involvement in the management of any company, except as an outside auditor.  However, The Senshu Bank believes, for the reasons mentioned above, that he will fulfill his duties appropriately.

Agenda Item No. 7:  Payment of retirement bonuses to retiring auditors

End of Document